EXHIBIT 10.2

Fiscal Year 2006 BioMeasurement Division Bonus Plan

of Hutchinson Technology Incorporated

We have a fiscal year 2006 BioMeasurement Division bonus plan that covers an executive officer and certain other management-level employees of our BioMeasurement Division. The plan is designed to create an incentive for management of our BioMeasurement Division to achieve goals that our board of directors believes align with the interests of our long-term shareholders. The plan design includes goals that measure progress toward strategic initiatives and an annual financial objective.

Individual bonus targets, expressed as a percentage of base salary, are approved for all participants by the board of directors upon the recommendation of the compensation committee. Eighty percent of the bonus target is dependent on the management of our BioMeasurement Division achieving certain milestones relating to strategic initiatives in the areas of clinical studies and product launch during fiscal year 2006. The remainder of the bonus target is dependent on the achievement of a financial objective for the BioMeasurement Division. For fiscal year 2006, the operating income (loss) of the BioMeasurement Division is the financial objective. The actual award amount relating to the financial objective is pro rated depending upon whether the actual result for the fiscal year is above or below the pre-established objective for operating income (loss) of the BioMeasurement Division.

The decision to pay bonuses is made annually by our board of directors upon the recommendation of the compensation committee of our board of directors. Bonuses are paid in cash in the first quarter of the following fiscal year. The actual total bonus amount to any participant cannot exceed 200% of the participant’s bonus target.